Exhibit 10.2
October 7, 2011

Ms. Karyn F. Ovelmen	Via Email: karynovelmen@gmail.com
119 Vía Palacio
Palm Beach Gardens, Florida 33418
Dear Karyn:
     I am pleased to confirm our offer of employment with Lyondell Chemical Company (“Company”) as the Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Financial Officer of LyondellBasell Industries N.V. (“Parent Company”) and its subsidiaries (the “LBI Group”).
     1. Effective Date. Your employment by the Company shall commence on October 17, 2011 (“Effective Date”).
     2. Position, Duties and Location. In your capacity as Executive Vice President and Chief Financial Officer of the LBI Group, you shall have the duties and responsibilities customarily assigned to such positions (including responsibility for the oversight and management of the financial affairs of the LBI Group and such other customary duties as may reasonably be assigned to you by the Chief Executive Officer of the LBI Group (the “Chief Executive Officer”), consistent with such positions. You shall report directly to the Chief Executive Officer, and will be a member of the most senior management team of the LBI Group. Your principal place of employment shall be located in Houston, Texas; provided that you shall travel and shall render services at other locations, both as may reasonably be required by your duties.
3. Compensation.
a.	Base Salary. While employed by the Company, you shall receive a base salary (the “Base Salary”) at an annual rate of not less than $700,000. Base Salary shall be paid at such times and in such manner as the Company customarily pays the base salaries of its employees. In the event that your Base Salary is increased by the Supervisory Board of the Parent Company (or a duly authorized committee thereof) (“Board”) in its discretion, such increased amount shall thereafter constitute your Base Salary.

Lyondell Chemical Company	Tel +1 713 309 4970
One Houston Center, Suite 700	Fax +1 713 309 2120
1221 McKinney Street	lyondellbasell.com
Houston, TX 77010
P.O. Box 3646 (77253-3646)
USA

Ms. Karyn F. Ovelmen
October 7, 2011

b.	Annual Bonus. You shall be paid an annual cash bonus calculated in accordance with the Company’s short-term incentive plan as in effect from time to time (the “Annual Bonus”) based on the attainment of performance targets established by the Board. For each calendar year beginning on and after January 1, 2012, the Annual Bonus shall be targeted at not less than 75% of Base Salary (as in effect at the beginning of each such year). The actual amount of the Annual Bonus (if any) for any year shall depend on the level of achievement of the applicable performance criteria established with respect to such bonus by the Board in its discretion. Notwithstanding the foregoing, provided you remain with the Company through December 31, 2011, you shall receive an Annual Bonus for 2011 in an amount equal to the greater of (i) $229,150 or (ii) 200% of Base Salary earned from the Effective Date to such year end. The Annual Bonus shall be payable at such time as bonuses are paid to other senior executive officers of the Company and the payment terms shall comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A).

c.	Incentive Awards. With respect to each calendar year of employment with the Company, you shall be eligible to receive a long-term incentive award in the form of an equity award with respect to the Parent Company’s common stock (the “Common Stock”), which award may consist of restricted stock, restricted stock units, stock options, stock appreciation rights or other types of equity-based awards consistent with the Company’s long-term incentive program as in effect from time to time (the “LTI Plan), or any combination thereof, as determined by the Board in its discretion, consistent with the Company’s LTI Plan (the “LTI Award”) and/or a mid-term incentive award (“MTI Award”) consistent with the Company’s mid-term incentive program as in effect from time to time (the “MTI Plan”) with a targeted total collective value of not less than 245% of the aggregate amount of Base Salary earned by you during such calendar year, as determined by the Board in its discretion. For the period commencing on the Effective Date and ending December 31, 2011, you shall receive an MTI Award with a targeted value of $245,000 and an LTI Award comprising (i) restricted stock units valued at $245,000 and (ii) stock options valued $510,000. The terms and conditions of the LTI Awards (including, without limitation, the form of awards, the purchase price (if any), vesting conditions, exercise rights, payment terms, termination provisions, transfer restrictions and repurchase rights) shall be determined in a manner consistent with the LTI Plan. The terms of an MTI Award shall be determined consistent with the Company’s MTI Plan. The payment terms under the MTI Plan and LTI Plan shall comply with or be exempt from the requirements of Section 409A.

Ms. Karyn F. Ovelmen
October 7, 2011

d.	Employee Benefits. While employed by the Company, the Company shall provide, and you shall be entitled to participate in or receive benefits under any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health, disability and accident plan or any other employee benefit plan or arrangement made available now or in the future to senior executives of the Company; provided that you comply with the conditions attendant with coverage under such plans or arrangements. You shall be entitled to no less than four (4) weeks of paid vacation per calendar year (pro-rated for the portion of the 2011 calendar year you are employed by the Company).

e.	Business Expenses. While employed by the Company, the Company shall promptly pay or reimburse you for all reasonable expenses that you incur during your employment with the Company in carrying out your duties, including, without limitation, those incurred in connection with business related travel or entertainment, upon presentation of expense statements and customary supporting documentation.

f.	Moving Expenses. The Company shall reimburse relocation expenses incurred by you in accordance with the Company’s U.S. Relocation — Renter Plan (“Relocation Policy”).
     4. Termination of Employment. You shall be an at-will employee of the Company, which means either the Company or you may terminate your employment with the Company at any time for any reason, with or without cause or notice. The Company agrees to adopt an executive severance pay plan or program to provide, to the extent consistent with Section 409A and subject to your execution of a general release of claims in favor of the Company and the LBI Group and any affiliate and their respective current and former officers and directors in form and substance and at the time acceptable to the Company, a lump sum cash payment, subsidized coverage under the Company’s medical and life insurance plans for 18 months following the date of termination, and outplacement assistance, as provided for in the executive severance pay plan or program .
     5. Removal and Return of Company Property. At the time of your termination of employment, you will return to the Company’s designated representatives all written materials, records, data, and other documents prepared or possessed by you during your employment with the Company, including all Confidential Information and any and all documents and materials that contain, refer to, or relate in any way to any Confidential Information, as well as any other property of the Company in your possession or control, including all electronic and telephonic equipment, credit cards, security badges, and passwords.

Ms. Karyn F. Ovelmen
October 7, 2011

     6. Confidential Information. You acknowledge that during the course of your employment with the Company, the Company will give you access to trade secrets, confidential information and proprietary materials (the “Confidential Information”). You also acknowledge that the Company regularly creates new Confidential Information in the course of its regular business activities. Unless otherwise specifically authorized in writing by the Company, you agree: (i) to hold Confidential Information in the strictest confidence; (ii) not to, directly or indirectly, disclose, divulge or reveal any Confidential Information to any person or entity other than as authorized by the Company; (iii) to use such Confidential Information only within the scope of your employment with the Company for the benefit of the Company; and (iv) to take such protective measures as may be reasonably necessary to preserve the secrecy and interest of the Company in the Confidential Information. You agree to immediately notify the Company of any unauthorized disclosure or use of any Confidential Information of which you become aware. The obligations in this paragraph do not replace any other obligations under a confidentiality agreement you have signed or will sign in the course of employment with the Company, which will remain in full force and effect.
     7. Noninterference. During your employment with the Company (other than in carrying out your duties) and for a period of one year after any termination of employment, you will not, directly or indirectly i) solicit for hire or attempt to solicit for hire any employees of the Company, or ii) solicit the business of or attempt to do any business with any customers of the Company.
Congratulations and welcome to LyondellBasell. Please acknowledge your receipt and acceptance of this employment relationship by reading, signing and returning this letter.

Sincerely, LYONDELL CHEMICAL COMPANY
By:	/s/ Paul G. Davies
Paul G. Davies
Vice President and Chief Human Resources Officer

ACKNOWLEDGED AND ACCEPTED:

/s/ Karyn F. Ovelmen Karyn F. Ovelmen

October 10, 2011 Date